FONAR CORPORATION

NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Announces Fiscal 2015 3rd Quarter Earnings

•	Third Quarter Fiscal 2015 Diluted Net Income Per Common Share Available to Common Shareholders increased 19% to $0.31, versus Third Quarter Fiscal 2014
•	Third Quarter Fiscal 2015 Net Income increased 17% to $2.5 million verses Third Quarter Fiscal 2014
•	Third Quarter Fiscal 2015 Net Revenues increased 0.3% to $17.1 million versus Third Quarter Fiscal 2014

MELVILLE, NEW YORK, May 11, 2015 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported its financial results for the period ended March 31, 2015. The Company’s two industry segments are: development, manufacturing and servicing of the UPRIGHT® Multi-Position™ MRI and management of Stand-Up® MRI (UPRIGHT® MRI) centers. The Company is known as the first Company to invent and manufacture an MRI (Magnetic Resonance) scanner. Leading the list of FONAR’s most recent patented inventions is its technology enabling UPRIGHT® full weight-bearing MRI imaging, in contrast to the conventional weightless recumbent MRI imaging. This enables, for the first time, full weight-bearing imaging of all the gravity sensitive regions of the human anatomy, e.g. the spine, brain, hip, knee, ankle, foot, shoulder and pelvis. The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal full weight-bearing UPRIGHT® position.

Statement of Operations Items

Revenues for the third fiscal quarter ended March 31, 2015 were $17.1 million as compared to $17.0 million for the corresponding quarter one year earlier. Revenues increased to $52.2 million for the nine month period ended March 31, 2015 from $51.5 million for the corresponding period one year earlier.

Net Income for the third fiscal quarter ended March 31, 2015 was $2.5 million as compared to $2.1 million for the corresponding quarter one year earlier, an increase of 17%. Net Income increased 5% to $9.2 million for the nine month period ended March 31, 2015 from $8.8 million for the corresponding period one year earlier.

Income from Operations increased 15% to $2.7 million for the third fiscal quarter ended March 31, 2015 as compared to $2.3 million for the corresponding quarter one year earlier. Income from Operations was $9.7 million for the nine month periods ended March 31, 2015 and March 31, 2014.

Diluted Net Income Per Common Share Available to Common Shareholders for the third fiscal quarter ended March 31, 2015 increased 19% to $0.31 as compared to $0.26 for the corresponding quarter one year earlier. Diluted Net Income Per Common Share Available to Common Shareholders for the nine month periods ended March 31, 2015 increased 14% to $1.09 from $0.96 for the corresponding period one year earlier.

Balance Sheet Items

Total Assets at the quarter ended March 31, 2015 were $74.5 million, as compared to $76.8 million at June 30, 2014.

Total Current Assets at the quarter ended March 31, 2015 were $43.1 million, as compared to $42.8 million at June 30, 2014.

Total Cash and Cash Equivalents March 31, 2015, were $7.8 million, as compared to $10.0 million at June 30, 2014. Five million cash was used by the Company to purchase 20% of the Class A Members ownership interest in Health Diagnostic Management on January 8, 2015,.

Total Liabilities at the quarter ended March 31, 2015 were $27.5 million, as compared to $30.9 million at June 30, 2014.

Total Current Liabilities at the quarter ended March 31, 2015 were $20.3 million, as compared to $21.2 million at June 30, 2014.

Management Discussion

Raymond V. Damadian, president and chairman of Fonar Corporation, said, “The periodic cuts in MRI reimbursements brought about by the Affordable Care Act have subsided, at least for now. Because the Company has a winning strategy and strong management team we continue to make more and more profit and I am happy to report that our diluted net income per common share available to common stockholders has increased by 19% last quarter over the quarter that ended one year earlier (March 31, 2015 vs 2014). In addition, much of our success is due to the medical need met by our cutting edge UPRIGHT® full weight-loaded MRI scanner.”

By continuing to educate the medical community about the unique diagnostic advantages of UPRIGHT® Multi-Position™ full weight-loaded MRI, we expect increase scan volume at our existing imaging centers. We also expect growth to come through adding UPRIGHT® imaging centers that we manage,” said Dr. Damadian.

Dr. Damadian continued, “On January 8, 2015, the Company acquired 20% of the Class A members ownership interest in Health Diagnostic Management LLC for a cost of approximately $5.0 million, bringing it’s ownership interest in Health Diagnostic Management LLC to 60.4% from 50.5%. The corresponding impact for FONAR and thus to our shareholders is that this transaction adds to net income and to diluted net income per common share available to common stockholders.

Significant Events

The Company will hold its annual meeting on June 15, 2015. Dr. Damadian has issued his annual shareholder letter which can be seen on the Company’s Web site at www.fonar.com/shareholder_letter.htm.

Recently a medical monograph was published by S. Karger, AG based in Basel, Switzerland (see www.karger.com/Book/Home/261956). It is titled “The Craniocervical Syndrome and MRI,” and highlights the FONAR UPRIGHT® Multi-Position MRI. It also highlights the recently discovered syndrome that shows how neck injury can interfere with cerebrospinal fluid (CSF) flow in the brain, causing a variety of brain diseases. For more details and a press release visit www.fonar.com

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s stellar product is the UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	March 31, 2015	June 30, 2014 *
Cash and cash equivalents	$7,828	$9,952
Accounts receivable – net	4,071	4,450
Accounts receivable - related party	30	—
Medical receivable – net	9,037	8,808
Management and other fees receivable – net	14,618	11,970
Management and other fees receivable – related medical practices – net	3,669	3,427
Costs and estimated earnings in excess of billing on uncompleted contracts	681	760
Inventories	2,286	2,444
Prepaid expenses and other current assets	855	1,011
Total Current Assets	43,075	42,822
Deferred income tax asset	5,740	5,740
Property and equipment – net	13,454	15,030
Goodwill	1,767	1,767
Other intangible assets – net	9,653	10,509
Other assets	853	922
Total Assets	$74,542	$76,790

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31, 2015	June 30, 2014 *
Current Liabilities:
Current portion of long-term debt and capital leases	$2,896	$2,891
Accounts payable	2,304	2,482
Other current liabilities	8,994	9,024
Unearned revenue on service contracts	4,232	4,731
Unearned revenue on service contracts - related party	28	—
Customer advances	1,668	1,927
Billings in excess of costs and estimated earnings on uncompleted contracts	142	142
Total Current Liabilities	20,264	21,197
Long-Term Liabilities:
Deferred income tax liability	584	584
Due to related medical practices	232	234
Long-term debt and capital leases, less current Portion	6,311	8,482
Other liabilities	156	386
Total Long-Term Liabilities	7,283	9,686
Total Liabilities	27,547	30,883

STOCKHOLDERS' EQUITY:
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at March 31, 2015 and June 30, 2014, 313 issued and outstanding at March 31, 2015 and June 30, 2014	—	—
Preferred stock $.001 par value; 567 shares authorized at March 31, 2015 and June 30, 2014, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at March 31, 2015 and June 30, 2014, 6,062 and 6,057 issued at March 31, 2015 and June 30, 2014, respectively; 6,051 and 6,046 outstanding at March 31, 2015 and June 30, 2014, respectively	1	1
Class B Common Stock (10 votes per share) $ .0001 par value; 227 shares authorized at March 31, 2015 and June 30, 2014, .146 issued and outstanding at March 31, 2015 and June 30, 2014	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at March 31, 2015 and June 30, 2014, 383 issued and outstanding at March 31, 2015 and June 30, 2014	—	—
Paid-in capital in excess of par value	175,413	175,284
Accumulated deficit	(142,047)	(149,259)
Notes receivable from employee stockholders	(33)	(39)
Treasury stock, at cost - 12 shares of common stock at March 31, 2015 and June 30, 2014	(675)	(675)
Total Fonar Corporation Stockholder Equity	32,659	25,312
Noncontrolling interests	14,336	20,595
Total Stockholders' Equity	46,995	45,907
Total Liabilities and Stockholders' Equity	$74,542	$76,790

*Condensed from audited financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED MARCH 31
REVENUES	2015	2014
Product sales – net	$160	$478
Service and repair fees – net	2,299	2,518
Service and repair fees – related parties - net	27	27
Patient fee revenue, net of contractual allowances and discounts	7,284	6,090
Provision for bad debts for patient fee	(3,201)	(2,868)
Management and other fees – net	8,653	8,538
Management and other fees – related medical practices – net	1,874	2,257
Total Revenues – Net	17,096	17,040
COSTS AND EXPENSES
Costs related to product sales	352	223
Costs related to service and repair fees	630	623
Costs related to service and repair fees – related parties	7	7
Costs related to patient fee revenue	2,044	1,947
Costs related to management and other fees	5,285	5,327
Costs related to management and other fees – related medical practices	1,284	1,318
Research and development	360	360
Selling, general and administrative	3,706	3,935
Provision for bad debts	762	981
Total Costs and Expenses	14,430	14,721
Income From Operations	2,666	2,319
Interest Expense	(169)	(203)
Investment Income	52	57
Other Income	—	39
Income Before Provision for Income Taxes and Noncontrolling Interests	2,549	2,212
Provision for Income Taxes	30	65
Net Income	2,519	2,147
Net Income - Noncontrolling Interests	(500)	(408)
Net Income - Controlling Interests	$2,019	$1,739
Net Income Available to Common Stockholders	$1,888	$1,625
Net Income Available to Class A Non-Voting Preferred Stockholders	$98	$82
Net Income Available to Class C Common Stockholders	$33	$29
Basic Net Income Per Common Share Available to Common Stockholders	$0.31	$0.27
Diluted Net Income Per Common Share Available to Common Stockholders	$0.31	$0.26
Basic and Diluted Income Per Share-Class C Common	$0.09	$0.08
Weighted Average Basic Shares Outstanding-Common Stockholders	6,050	6,022
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,178	6,150
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE NINE MONTHS ENDED MARCH 31,
REVENUES	2015	2014
Product sales – net	$1,806	$1,261
Service and repair fees – net	7,288	7,578
Service and repair fees – related parties - net	83	83
Patient fee revenue, net of contractual allowances and discounts	20,700	17,811
Provision for bad debts for patient fee	(9,244)	(7,130)
Management and other fees – net	26,004	24,955
Management and other fees – related medical practices – net	5,536	6,923
Total Revenues – Net	52,173	51,481
COSTS AND EXPENSES
Costs related to product sales	1,674	902
Costs related to service and repair fees	1,611	1,755
Costs related to service and repair fees - related parties	18	19
Costs related to patient fee revenue	5,845	5,823
Costs related to management and other fees	15,665	15,591
Costs related to management and other fees – related medical practices	3,893	3,808
Research and development	1,116	1,128
Selling, general and administrative	11,108	12,024
Provision for bad debts	1,540	763
Total Costs and Expenses	42,470	41,813
Income From Operations	9,703	9,668
Interest Expense	(545)	(682)
Investment Income	173	178
Other Expense	(2)	(113)
Income Before Provision for Income Taxes and Noncontrolling Interests	9,329	9,051
Provision for Income Taxes	99	235
Net Income	9,230	8,816
Net Income - Noncontrolling Interests	(2,018)	(2,497)
Net Income - Controlling Interests	$7,212	$6,319
Net Income Available to Common Stockholders	$6,743	$5,907
Net Income Available to Class A Non-voting Preferred Stockholders	$350	$307
Net Income Available to Class C Common Stockholders	$119	$105
Basic Net Income Per Common Share Available to Common Stockholders	$1.11	$0.98
Diluted Net Income Per Common Share Available to Common Stockholders	$1.09	$0.96
Basic and Diluted Income Per Share-Class C Common	$0.31	$0.27
Weighted Average Basic Shares Outstanding – Common Stockholders	6,050	6,002
Weighted Average Diluted Shares Outstanding– Common Stockholders	6,178	6,130
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383